EXHIBIT 11






                           MBIA INC. AND SUBSIDIARIES


               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION

                     (In thousands except per share amounts)


                                             Three months ended
                                                  March 31
                                     ------------------------------------
                                          1998                1997
                                     ----------------   -----------------

Net income                                  $100,273             $96,861
                                     ================   =================

Diluted weighted average shares:
      Basic weighted average
        shares outstanding                    97,499              94,163
      Effect of stock options                  1,366               1,735
                                     ----------------   -----------------
Diluted weighted average shares:              98,865              95,898
                                     ================   =================

Basic EPS                                  $    1.03            $   1.03
                                     ================   =================

Diluted EPS                                $    1.01            $   1.01
                                     ================   =================